Exhibit 3.02(iii)

AMENDMENT TO THE OPERATING AGREEMENT

THIS AMENDMENT TO THE FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of November 30, 2012 (as amended from time to time, the “Agreement”) of Aspect FuturesAccess LLC (this “Amendment”) is made as of August 30, 2017 by Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), and the Investors.  Capitalized terms used herein, but not defined, shall have the same meanings assigned to them in the Agreement.

WHEREAS, the Sponsor and the Investors entered into the Agreement; and

WHEREAS, the Sponsor wishes to amend the Agreement with effect as of September 1, 2017 pursuant to Section 10.03 of the Agreement as follows.

NOW IT IS HEREBY AGREED as follows:

1.	The first paragraph of the preamble of the Agreement shall be deleted in its entirety and replaced with the following:

“THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Agreement”) dated as of November 30, 2012 of Aspect FuturesAccess LLC (this “FuturesAccess Fund”) by and among Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), an indirect wholly-owned subsidiary of Bank of America Corporation, and those persons who shall invest in the units of limited liability company interest (“Units”) created pursuant to this Agreement — Class A, Class C, Class D, Class I, Class M and such other classes as may be established in the future — and shall therefore be admitted as members (such members being hereinafter sometimes referred to collectively as “Investors”; provided, that for purposes of voting, Units held by the Sponsor shall not be considered to be held by an Investor).”

2.	The third and fourth paragraphs of Section 2.01 of the Agreement shall be deleted in their entirety and replaced with the following:

“The Units may be issued in the five Classes described herein — Class A Units, Class C Units, Class D Units, Class I Units and Class M Units.  Units of a new Class or series may be issued in the Sponsor’s sole discretion.

Each Class of Units is subject to different eligibility requirements as set forth in the Disclosure Document.  Subject to the eligibility requirements set forth in the Disclosure Document, there is no minimum investment required to invest in Class A or Class C Units other than the minimum initial subscription otherwise required to invest in this FuturesAccess Fund.  Unless otherwise indicated in the Disclosure Document, the Class I Units are subject to a minimum investment requirement that may be satisfied based on an Investor’s total investments in this FuturesAccess Fund plus the Investor’s total investments in certain other products offered or sponsored by BAC, and the Class D Units are subject to a minimum investment requirement that may be satisfied based on either an Investor’s total investments in this FuturesAccess Fund or the Investor’s total investments in this FuturesAccess Fund plus the Investor’s total investments in certain other products offered or sponsored by BAC.”

3.	The fifth paragraph of Section 2.01 of the Agreement shall be deleted in its entirety.

4.	Section 2.05(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“The Sponsor shall receive monthly sponsor’s fees (“Sponsor’s Fee”), payable in arrears of 1/12 of 1.50%, 2.50%, 0.75% and 1.10%, respectively, of the aggregate Net Asset Value of the Class A, Class C, Class D and Class I Units, in each case as of the close of business (as determined by the Sponsor) on the last business day of each calendar month (Net Asset Value for purposes of calculating the Sponsor’s Fee shall not be reduced by the accrued Sponsor’s Fee being calculated).  Notwithstanding the foregoing, the Sponsor’s Fee with respect to the Class D Units shall only be payable if the Management Fee and Performance Fee rates applicable to the Class D Units are reduced as of September 1, 2017, such that the aggregate amount of the Sponsor’s Fee, Management Fee and Performance Fee applicable to the Class D Units, measured as a percentage of such Units’ Net Asset Value, is less than the aggregate amount of the Management Fee and Performance Fee, measured as a percentage of the Class D Units’ Net Asset Value applicable prior to September 1, 2017.  The Sponsor’s Fee shall be accrued daily.  The Sponsor may waive or reduce the Sponsor’s Fee for certain Investors without entitling any other Investor to any such waiver or reduction.  No Sponsor’s Fee shall be charged to Class M Units, unless otherwise determined by the Sponsor.”

5.	Except as specifically amended herein, the Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

6.	The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Agreement shall be equally applicable to this Amendment.

* * * * * * *

IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of August 30, 2017.

SPONSOR:	INVESTORS:

Merrill Lynch Alternative Investments LLC	By:	Merrill Lynch Alternative Investments LLC
Attorney‑in‑Fact

By: /s/ Ninon Marapachi	By:	/s/ Jeff McGoey
Name: Ninon Marapachi		Name: Jeff McGoey
Title: Authorized Signatory		Title: Authorized Signatory

Dated: August 30, 2017	Dated: August 30, 2017